Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of First Industrial Realty Trust, Inc. and First Industrial, L.P. of our report dated February 15, 2023 relating to the financial statements of DRI FR Glendale, LLC, which appears in First Industrial Realty Trust, Inc.’s and First Industrial, L.P.’s combined Annual Report on Form 10-K for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 21, 2023